EXHIBIT 99.1
Financial Relations Board
Leslie Loyet
875 North Michigan Avenue, Suite 2348
lloyet@financialrelationsboard.com
Chicago, IL 60611
(312) 640-6672

Specialty Underwriters’ Alliance, Inc.
Scott Goodreau
222 South Riverside Plaza
Chicago, IL 60606
(888) 782-4672

FOR IMMEDIATE RELEASE
THURSDAY, NOVEMBER 10, 2005
SPECIALTY UNDERWRITERS’ ALLIANCE, INC. REPORTS
THIRD QUARTER 2005 RESULTS
CHICAGO — November 10, 2005 — Specialty Underwriters’ Alliance, Inc. (NASDAQ: SUAI) today reported a net loss of $4.8 million for the quarter ended September 30, 2005. Total revenues were $9.1 million, comprised of earned insurance premiums of $8.2 million and investment income of $0.9 million. The company had no comparable revenues in the third quarter of 2004. Gross written premiums were $28.2 million. During the third quarter, the premium by Partner Agent was as follows: Risk Transfer Holdings, Inc. $9.3 million; AEON Insurance Group, Inc. $4.5 million; American Team Managers $7.4 million; and Specialty Risk Solutions, LLC $7.0 million.
Total expenses were $14.0 million, $6.4 million related to insured losses and loss adjustment expenses and $7.6 million of acquisition costs and general administrative and operating expenses. During the third quarter, general administrative expenses totaled $6.2 million, of which $2.2 million was service company fees with Syndicated Services Company, Inc. Other major categories of expense included $1.2 million of salaries and benefit costs (excluding $0.8 million of salary and benefit costs classified as loss adjustment and acquisition expenses), $0.7 million of professional and consulting fees, $0.4 million of depreciation and amortization and $1.7 million of other expenses.
The company reported investments of $95.9 million, total assets of $261.0 million, total liabilities of $155.8 million and shareholders’ equity of $105.2 million. The company’s net loss per share was $0.32. Book value per share was $7.11 and tangible book value per share was $6.38.

Courtney Smith, president and chief executive officer stated, “This quarter showed an increase of 11% from last quarter’s premium level. All of our Partner Agents increased their production with the exception of Risk Transfer. As discussed below, we do not believe that the premium shortfall from Risk Transfer is a long-term concern and we remain very confident in our current partnering relationships. We continue to believe that we will be profitable in early 2006.
As part of our overall strategy, we signed a new Partner Agent agreement with Appalachian Underwriters, Inc. specializing in general liability and commercial auto for small contractors. Also, we are close to completing due diligence on another Partner Agent and have signed a letter of intent with a third agent each with a focus in general liability and commercial auto. As with our existing relationships, we are partnering with additional agents who fit into our business model in terms of mix of business and profit potential.
For the nine months ended September 30, 2005, our direct loss ratio is 54.9%. This reflects our commitment to adequate pricing and strong underwriting standards. Our net loss and loss adjustment expense ratio year to date is 78.2%. Included is an unallocated loss adjustment expense ratio of 10.1% which is higher than would be expected due to our level of earned premium Also, our net loss and loss adjustment expense ratio is impacted by our reinsurance program, which includes minimum payments, due to our lower earned premium level. The impact is a reduction in earned premium of approximately $0.6 million. Prospectively, as our mix of business becomes more evenly divided, our loss ratio will decrease due to the lower loss ratios associated with general liability and commercial auto than with workers’ compensation. Additionally, we experienced no losses from the recent hurricanes, which is consistent with our business model to avoid exposure to catastrophic losses by offering tailored insurance products to defined customer classes for only certain lines of business and geographic areas.
Our expenses primarily consist of salaries and benefits and service company fees under our contract with Syndicated Services, Inc. (SSC). We have not been able to achieve a satisfactory resolution with SSC and have therefore mutually agreed to terminate our relationship effective December 31, 2005. The contract with SSC requires us to pay $8.7 million for 2005 services. We have begun the transition process through both internal hiring and outsourcing. We anticipate a smooth transition and an expense reduction associated with these back office activities of at least fifty percent in 2006 and beyond.
Also, as part of our infrastructure strategy, we finalized our technology plans for policy administration by contracting for a new system that will allow us to comprehensively process and issue policies for all lines of business. We believe this new system and resultant technology improvements will provide the ability to write business more efficiently. We expect to finalize the implementation for our existing Partner Agents by the end of the first half of next year. As a result of this new system direction, approximately $0.4 million of capitalized software will no longer be used and was written off.”

Risk Transfer Holdings, Inc. (RTH)
SUA’s Partner Agent, RTH, specializes in providing workers’ compensation coverage to PEOs, which are organizations that provide small employers with human resource services, employee benefits, and workers’ compensation insurance. Currently, SUA is writing business in California, Florida, Georgia, Alabama, South Carolina and most recently Texas and Illinois. RTH produced total premiums of $9.3 million and $32.3 million for the three and nine months ended September 30, 2005 respectively.
Smith stated, “While the company continues to target other states that offer favorable environments, we are currently in the states that offer the best opportunities. We wrote eighteen PEOs in the second quarter and eleven PEOs in the third quarter. In California, we wrote nine PEOs in the second quarter and three PEOs in the third quarter. We believe the major reason for writing less PEO business was due to the proposed rate reduction in California of 15.9% effective as of the first of the year.
In general, SUA is evaluating the impact this rate decrease could have in California. Given the favorable environment from recent workers’ compensation reforms, California may still prove to be a desirable environment with the rate adoption or deviation from it. If this is not the case, SUA has been built to enter other markets expediently in an effort to deploy its capital more prudently. Texas business is ramping up well and we are beginning to see real opportunities in Illinois. Overall, we believe there are opportunities for RTH and we expect substantial future growth potential.”
AEON Insurance Group, Inc. (AEON)
AEON, the company’s Partner Agent specializing in tow trucks and repossession segments, produced written premiums of $4.5 million and $7.8 million for the three and nine months ended September 30, 2005 respectively. Smith noted, “Our premium volume for AEON increased 137% from the previous quarter. We should continue to see expansion of this book of business as we have access to write in 40 states.”
American Team Managers (ATM)
ATM specializes in general liability coverage for artisan contractors (electricians, plumbers and other trades) and general contractors and small to midsize workers’ compensation niches within California. Premium was $7.4 million and $14.6 million for the three and nine months ended September 30, 2005. Smith noted, “As previously mentioned, we have remarketed this product in California and the results have been promising as our premium grew 37% from the prior quarter.”
Specialty Risk Solutions, LLC (SRS)
SRS specializes in providing workers’ compensation and general liability to the public entity segment including schools, municipalities and special districts. SRS wrote $7.0 million in its first full quarter of operations. Smith noted, “We believe there will be future unique opportunities in 2006.”

Agreement Signed with Partner Agent for Small Artisan and General Contractors
SUA recently signed a new Partner Agent contract with Appalachian Underwriters, Inc., which specializes in small artisan and general contractors business such as carpentry, electricians, and interior decorators, as well as suppliers to the construction industry such as drywall suppliers. Appalachian provides commercial general liability and commercial auto liability. The company will initially focus on 12 southeastern states and look to expand to other states in 2006.
Smith noted, “Appalachian presents a great opportunity to expand our contractors program into the southeast region with a Partner Agent who understands this customer class and how to market in this territory. Appalachian is committed to expanding its current book of commercial general liability and commercial auto business by marketing to its current workers’ compensation customer base of which over $80 million and 8,500 accounts are written in the small contractors market segment. In addition, Appalachian receives 950 new contractors applications per month and has access to over 4,000 retail agents. We anticipate Appalachian will begin writing some business during the fourth quarter and are confident they will be great partners.”
Letters of Intent Signed with Additional Partner Agents
SUA signed a letter of intent in the second quarter of this year with a potential agent writing general liability and commercial auto and continues moving forward with the final phase of the due diligence process. Late in the third quarter, SUA signed a letter of intent with another potential agent writing general liability and commercial auto. Mr. Smith noted, “We have experience with the customer groups they represent and they fit well within the criteria of our business model. We are in the process of finalizing our due diligence. If all goes well, we intend to sign definitive agreements no later than early 2006 and have these agents producing shortly thereafter. We expect that each of these Partner Agents will produce a minimum premium of $20 million annually.”
Smith concluded, “We have taken steps with current and future Partner Agents and our current infrastructure to enable us to achieve long-term growth and profitability.”
Conference Call Details
SUA will host a conference call on Friday, November 11 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time) to discuss third quarter results for 2005. Interested parties may access a live webcast by going to our website at www.suainsurance.com and click on “Live Webcast” or by calling 866-510-0712.
About Specialty Underwriters’ Alliance, Inc.
Specialty Underwriters’ Alliance, Inc., through its subsidiary SUA Insurance Company, is a specialty property and casualty insurance company providing commercial insurance products through exclusive wholesale Partner Agents that serve niche groups of insureds. These targeted customers require highly specialized knowledge due to their unique risk characteristics. Examples include tow trucks, building contractors and professional employee organizations. SUA’s innovative approach provides products and claims handling, allowing the Partner Agent to focus on distribution and customer relationships.
Financial Table Follows...

Summary Financial Data for the Quarter Ended September 30, 2005
(In thousands, except for per share data)

	Quarter Ended	Nine Months Ended
Results of operations	Sept. 30, 2005	Sept. 30, 2005
Gross written premiums	$28,212	$61,737

Earned premiums	$8,271	$11,773
Net investment income	874	2,710

Total revenues	9,145	14,482

Loss and loss adjustment expense	6,414	9,204
Amortization of deferred acquisition costs	1,383	2,123
Service company fees	2,188	6,596
Other operating expenses	3,984	9,885

Total expenses	13,969	27,808

Net income (loss)	$(4,824)	$(13,326)

Net income(loss) per share
Basic and Diluted	$(0.32)	$(0.90)
Average common shares outstanding (basic and diluted)	14,782	14,748

Financial condition

Investments		$95,926
Total assets		$261,013
Total liabilities		$155,776
Shareholders’ equity		$105,237

Book value data
Book value per share		$7.11
Tangible book value per share		$6.38
To learn more about Specialty Underwriters’ Alliance, please visit
www.suainsurance.com.

Safe Harbor Statement
The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for forward-looking statements. This release or any other written or oral statements made by or on behalf of the company may include forward-looking statements that reflect the company’s current views with respect to future events and financial performance. All statements other than statements of historical fact included in this release are forward-looking statements. Forward-looking statements can generally be identified by the use of forward-looking terminology such as “may,” “will,” “plan,” “expect,” “intend,” “estimate,” “anticipate,” “believe” or “continue” or their negative or variations or similar terminology. All forward-looking statements address matters that involve risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include but are not limited to ineffectiveness or obsolescence of our business strategy due to changes in current or future market conditions; increased competition on the basis of pricing, capacity, coverage terms or other factors; greater frequency or severity of claims and loss activity, including as a result of natural or man-made catastrophic events, than our underwriting, reserving or investment practices anticipate based on historical experience or industry data; the effects of acts of terrorism or war; developments in the world’s financial and capital markets that adversely affect the performance of our investments; changes in regulations or laws applicable to us, our subsidiaries, brokers or customers; acceptance of our products and services, including new products and services; changes in the availability, cost or quality of reinsurance and failure of our reinsurers to pay claims timely or at all; decreased demand for our insurance or reinsurance products; loss of the services of any of our executive officers or other key personnel; the effects of mergers, acquisitions and divestitures; changes in rating agency policies or practices; changes in legal theories of liability under our insurance policies; changes in accounting policies or practices; and changes in general economic conditions, including inflation and other factors. Forward-looking statements speak only as of the date on which they are made, and the company undertakes no obligation to update publicly or revise any forward-looking statement, whether as a result of new information, future developments or otherwise.